EXHIBIT 21
SUBSIDIARIES OF STANADYNE HOLDINGS, INC.

Stanadyne Intermediate Holding Corp., a Delaware corporation
Stanadyne Corporation, a Delaware corporation
Stanadyne, SpA, a S.p.A. company incorporated in Italy
Stanadyne Amalgamations Private Limited, a private limited company incorporated in India (fully consolidated based on Stanadyne Corporation's 64.9% controlling share, while the remaining 35.1% is recorded as a minority interest)
Stanadyne Changshu Corporation, a company incorporated in the People’s Republic of China

SUBSIDIARIES OF STANADYNE CORPORATION

Stanadyne, SpA, a S.p.A. company incorporated in Italy
Stanadyne Amalgamations Private Limited, a private limited company incorporated in India (fully consolidated based on Stanadyne Corporation's 64.9% controlling share, while the remaining 35.1% is recorded as a minority interest)
Stanadyne Changshu Corporation, a company incorporated in the People’s Republic of China